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                   TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                                AND SUBSIDIARIES

                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------



                                                         Three Months Ended
                                                              January 31,
                                                        1 9 9 8         1 9 9 7
                                                        -------         -------
Basic earnings:

Net income (loss)                                    $   (33,047)    $  151,442

Shares:
  Weighted common shares outstanding                   8,447,564      7,938,223
  Harriman options                                            --             --
  Employee stock options                                      --             --
  B warrants                                                  --             --
  Underwriter options                                         --             --

Total weighted shares outstanding                      8,447,564      7,938,223

Basic earnings per common share                      $        --    $       .02

Diluted earnings:

  Net income (loss)                                  $   (33,047)   $   151,442

Shares:
  Weighted common shares outstanding                   8,447,564      7,938,223
  Harriman options                                            --             --
  Employee stock options                                      --             --
  B warrants                                                  --             --
  Underwriter options                                         --             --

Total weighted shares outstanding                      8,447,564      7,938,223

Diluted earnings per common share                    $        --    $       .02

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